SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                     FORM 8K
                                  Current Report
                         Pursuant to Section 13 or 15(d)
                      of The Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported):  December 21, 2000


              (Exact name of registrant as specified in charter)

              DELAWARE                                  64-0708107
  (State or other jurisdiction of                     (I.R.S. Employer
           incorporation)                            Identification No.)

        4675 MacArthur Court, Suite 710, Newport Beach, California, 92660
                    (Address of principal executive offices)

       Registrant's telephone number, including area code   (949) 253-9588

Item  5.     Other  Events.

On December 21, 2000, the Company issued convertible notes totaling $750,000 to The Keshet Fund L.P., Keshet L.P., and Laurus Master Fund, Ltd., of which $750,000 has been received to date. Under the terms of this agreement, the Company shall pay interest accruing at an annual rate of 8% payable on March 31, 2001 and quarterly thereafter on invested funds not converted. The notes mature on December 20, 2002. The note holders have the right to convert these note agreements into shares at a conversion price equal to the lower of (i) eighty percent (80%) of the average of the three lowest closing bid prices for the Common Stock for the thirty days prior to but not including the closing date of the note; or (ii) eighty percent (80%)of the average of the three lowest closing bid prices for the Common Stock on the Principal Market, for sixty (60) days prior to but not including the conversion date.

Under the operative agreements with the note holders, the Company has the right to put to the subscribers the obligation to purchase additional debt securities up to $13,250,000 over 3 years (36 months) at a conversion price equal to eighty-five percent (85%) of the closing bid price for 10 days preceding any conversion notice.



Item  7.  Financial  Statements,  Pro  Forma  Financial Information and Exhibits

(c)  Exhibits

     (1) Subscription agreement for The Keshet Fund L.P., Keshet L.P., and Laurus Master Fund, Ltd.

     (2) Convertible note agreement between Keshet Fund L.P., and the Company.

     (3)     Convertible note agreement between Keshet L.P., and the Company.

     (4) Convertible note agreement between Laurus Master Fund, Ltd., and the Company.


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     (5)     Common  Stock  Purchase  Warrant  No.  1  issued  to  Talbiya  B.
Investments  Ltd.,  to  purchase  857,143 shares of common stock of the Company.

     (6)     Funds  escrow  agreement


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     GLOBAL TELEMEDIA INTERNATIONAL, INC.
                                       (Registrant)


Date:  March 5, 2001                 /s/  Jonathon  Bentley-Stevens
                                     ------------------------------------------
                                     Jonathon Bentley-Steven, CEO & President


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